Exhibit 99.1

California BanCorp Appoints Millicent Tracey to Board of Directors

Oakland, Calif., July 30, 2021 – California BanCorp (the “Company”) (Nasdaq: CALB), the parent company of California Bank of Commerce (the “Bank”), today announced that Millicent C. Tracey has been appointed to the Board of Directors of the Company and the Bank.

Ms. Tracey is an accomplished financial services product strategy executive, advisor and board member with over 20 years of experience leading business-to-business payments strategy. She is the founder of Purse, a financial technology consulting company based in Park City, Utah that advises clients on digital payment product strategies and go-to-market governance. Prior to founding Purse, Ms. Tracey was Senior Vice President at Wells Fargo Bank, N.A.; a Director of Business Operations at OneMediaPlace.com; and a Senior Tax Consultant at Arthur Anderson, LLP.

“We are pleased to have Millicent join us,” said Stephen Cortese, Chairman of the Board of Directors. “Her expertise with business-to-business digital payments strategies, product management, fraud prevention, and risk management will be a tremendous asset to our team.”

“I am excited to be joining this great bank and working with the bank’s executive team and board members,” said Millicent Tracey. “I look forward to bringing my long-time experience in financial technology to the board.”

About California BanCorp

California BanCorp, the parent company for California Bank of Commerce, offers a broad range of commercial banking services to closely held businesses and professionals located throughout Northern California. The Company’s common stock trades on the Nasdaq Global Select marketplace under the symbol CALB. For more information on California BanCorp, call us at (510) 457-3751, or visit us at www.californiabankofcommerce.com.

California BanCorp

Steven E. Shelton, (510) 457-3751

President and Chief Executive Officer

seshelton@bankcbc.com

Thomas A. Sa, (510) 457-3775

Senior Executive Vice President

Chief Financial Officer and

Chief Operating Officer

tsa@bankcbc.com